Execution Version
WRIGHT MEDICAL GROUP, INC.

2.00% Cash Convertible Senior Notes due 2017

Purchase Agreement

August 22, 2012

J.P. Morgan Securities LLC
As Representative of the
several Initial Purchasers listed
in Schedule 1 hereto
383 Madison Avenue
New York, New York 10179

Ladies and Gentlemen:

Wright Medical Group, Inc., a Delaware corporation (herein called the “Company” which term shall include its direct and indirect subsidiaries unless the context otherwise requires), proposes to issue and sell to the several initial purchasers listed in Schedule 1 hereto (the “Initial Purchasers”), for whom you are acting as representative (the “Representative”), $260,000,000 principal amount of its 2.00% Cash Convertible Senior Notes due 2017 (the “Underwritten Securities”) and, at the option of the Initial Purchasers, up to an additional $40,000,000 principal amount of its 2.00% Cash Convertible Senior Notes due 2017 (the “Option Securities”) if and to the extent that the Initial Purchasers shall have determined to exercise the option to purchase such 2.00% Cash Convertible Senior Notes due 2017 granted to the Initial Purchasers in Section 2 hereof. The Underwritten Securities and the Option Securities are herein referred to as the “Securities”. The Securities will be issued pursuant to an Indenture to be dated as of August 31, 2012 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Securities will be convertible into cash on the terms set forth in the Indenture based on a formula linked to the price of the common stock of the Company, par value $0.01 per share (the “Common Stock”). To the extent there are no additional parties listed on Schedule 1 other than you, the term Representative as used herein shall mean you as the Initial Purchaser, and the terms Representative and Initial Purchasers shall mean either the singular or plural as the context requires.
In connection with the offering of the Underwritten Securities, the Company is separately entering into convertible note hedge transactions and warrant transactions with one or more counterparties, who may include affiliates of the Initial Purchasers (each, a “Counterparty”, and together, the “Counterparties”), in each case pursuant to convertible note hedge confirmations and warrant confirmations, respectively, each dated the date hereof (the “Base Confirmations”), and in connection with the issuances of any Additional Securities, the Company and one or more Counterparties may enter into additional convertible note hedge transactions and additional warrant transactions pursuant to additional convertible note hedge confirmations and additional warrant confirmations, respectively, each to be dated the date on which the option granted to the Initial Purchasers pursuant to Section 2 to purchase such Additional Securities is exercised (such confirmations the “Additional Confirmations” and together with the Base Confirmations, the “Confirmations”).
The Company hereby confirms its agreement with the several Initial Purchasers concerning the purchase and sale of the Securities, as follows:
1.    The Securities will be sold to the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption therefrom. The Company has prepared a preliminary offering memorandum dated August 22, 2012 (the “Preliminary Offering Memorandum”) and will prepare an offering memorandum dated the date hereof (the “Offering Memorandum”) setting forth information concerning the Company and the Securities. Copies of the Preliminary Offering Memorandum have been, and copies of the Offering Memorandum will be, delivered by the Company to the Initial Purchasers pursuant to the terms of this Agreement. The Company hereby confirms that it has authorized the use of the Preliminary Offering Memorandum, the Time of Sale Information (as defined below) and the Offering Memorandum in connection with the offering and resale of the Securities by the Initial Purchasers in the manner contemplated by this Agreement. References herein to the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum shall be deemed to refer to and include any document incorporated by reference therein as of the date of such Preliminary Offering Memorandum, Time of Sale Information or Offering Memorandum, as the case may be, and any reference to “amend”, “amendment” or “supplement” with respect to the Preliminary Offering Memorandum, Time of Sale Information and the Offering Memorandum shall be deemed to refer to and include any documents filed after such date under the Securities Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder (collectively, the “Exchange Act”) that are incorporated by reference therein.
As of 8:30 p.m. New York City time on the date of this Agreement (the “Time of Sale”), the Company had prepared the following information (collectively, the “Time of Sale Information”): the Preliminary Offering Memorandum, as supplemented and amended by the written communications listed on Annex B hereto.
2.    Purchase and Resale of the Securities by the Initial Purchasers. (a) The Company agrees to issue and sell the Underwritten Securities to the several Initial Purchasers as provided in this Agreement, and each Initial Purchaser, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Underwritten Securities set forth opposite such Initial Purchaser's name in Schedule 1 hereto at a price equal to 97.000% of the principal amount thereof (the “Purchase Price”) plus accrued interest, if any, from August 31, 2012 to the Closing Date (as defined below).
In addition, the Company agrees to issue and sell the Option Securities to the several Initial Purchasers as provided in this Agreement, and the Initial Purchasers, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, shall have the option to purchase, severally and not jointly, from the Company the Option Securities at the Purchase Price plus accrued interest, if any, from the Closing Date to the date of payment and delivery.
If any Option Securities are to be purchased, the amount of Option Securities to be purchased by each Initial Purchaser shall be the amount of Option Securities which bears the same ratio to the aggregate amount of Option Securities being purchased as the amount of Underwritten Securities set forth opposite the name of such Initial Purchaser in Schedule 1 hereto (or such amount increased as set forth in Section 10 hereof) bears to the aggregate amount of Underwritten Securities being purchased from the Company by the several Initial Purchasers, subject, however, to such adjustments to eliminate Securities in denominations other than $1,000 or any higher integral multiple of $1,000 as the Representative in its sole discretion shall make.

The Initial Purchasers may exercise the option to purchase the Option Securities at any time in whole, or from time to time in part, solely to cover over-allotments on or before the thirteenth day following the date of this Agreement, by written notice from the Representative to the Company. Such notice shall set forth the aggregate amount of Option Securities as to which the option is being exercised and the date and time when the Option Securities are to be delivered and paid for which may be the same date and time as the Closing Date (as hereinafter defined) but shall not be earlier than the Closing Date nor later than the tenth full business day (as hereinafter defined) after the date of such notice (unless such time and date are postponed in accordance with the provisions of Section 10 hereof). Any such notice shall be given at least two Business Days prior to the date and time of delivery specified therein.
(b)    The Company understands that the Initial Purchasers intend to offer the Securities for resale on the terms set forth in the Time of Sale Information. Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:
(i)    it is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act (a “QIB”) and an accredited investor within the meaning of Rule 501(a) under the Securities Act;
(ii)    it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act (“Regulation D”) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; and
(iii)    it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities as part of its initial offering except to persons whom it reasonably believes to be QIBs in transactions pursuant to Rule 144A under the Securities Act (“Rule 144A”) and in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of the Securities is aware that such sale is being made in reliance on Rule 144A.
(c)    Each Initial Purchaser acknowledges and agrees that the Company and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Sections 6(f) and 6(g), counsel for the Company and counsel for the Initial Purchasers, respectively, may rely upon the accuracy of the representations and warranties of the Initial Purchasers, and compliance by the Initial Purchasers with their agreements, contained in paragraph (b) above, and each Initial Purchaser hereby consents to such reliance.
(d)    The Company acknowledges and agrees that the Initial Purchasers may offer and sell Securities to or through any affiliate of an Initial Purchaser and that any such affiliate may offer and sell Securities purchased by it to or through any Initial Purchaser.
(e)    Payment for the Securities shall be made by wire transfer in immediately available funds to the account specified by the Company to the Representative in the case of the Underwritten Securities, at the offices of Davis Polk & Wardwell LLP at 10:00 A.M. New York City time on August 31, 2012, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Representative and the Company may agree upon in writing or, in the case of the Option Securities, on the date and at the time and place specified by the Representative in the written notice of the Initial Purchasers' election to purchase such Option Securities. The time and date of such payment for the Underwritten Securities is referred to herein as the “Closing Date” and the time and date for such payment for the Option Securities, if other than the Closing Date, is herein referred to as the “Additional Closing

Date”.
Payment for the Securities to be purchased on the Closing Date or an Additional Closing Date, as the case may be, shall be made against delivery to the nominee of The Depository Trust Company, for the respective accounts of the several Initial Purchasers of the Securities to be purchased on such date of one or more global notes representing the Securities (collectively, the “Global Note”), with any transfer taxes payable in connection with the sale of such Securities duly paid by the Company. The Global Note will be made available for inspection by the Representative at the office of J.P. Morgan Securities LLC set forth above not later than 1:00 P.M., New York City time, on the business day prior to the Closing Date or an Additional Closing Date, as the case may be.
(f)    The Company acknowledges and agrees that the Initial Purchasers are acting solely in the capacity of an arm's length contractual counterparty to the Company with respect to the offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, neither the Representative nor any other Initial Purchaser is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Initial Purchasers shall have no responsibility or liability to the Company with respect thereto. Any review by the Initial Purchasers of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Initial Purchasers and shall not be on behalf of the Company.
3.    Representations and Warranties of the Company. The Company represents and warrants to each Initial Purchaser that:
(a)    Preliminary Offering Memorandum. The Preliminary Offering Memorandum, as of its date, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in any Preliminary Offering Memorandum, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in Section 7(b) hereof.
(b)    Time of Sale Information. The Time of Sale Information, at the Time of Sale, did not, and at the Closing Date and as of any Additional Closing Date, as the case may be, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in such Time of Sale Information, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in Section 7(b) hereof. No statement of material fact included in the Offering Memorandum has been omitted from the Time of Sale Information.
(c)    Additional Written Communications. Other than the Preliminary Offering Memorandum and the Offering Memorandum, the Company (including its agents and representatives, other than the Initial Purchasers in their capacity as such) has not made, used, prepared, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or solicitation of an offer to buy the Securities (each such communication by the Company or its agents and representatives (other than a communication referred to in clauses (i), (ii) and (iii) below) an “Issuer Written Communication”) other than (i) the Preliminary Offering Memorandum, (ii) the Offering Memorandum, (iii) the documents listed on Annex B hereto, including a term sheet substantially in the form of Annex C hereto, which constitute part of the Time of Sale Information, and (iv) each electronic road show and any other written communications approved in writing in advance by the Representative. Each such Issuer Written Communication, when taken together with the Time of Sale Information, did not, and at the Closing Date and as of any Additional Closing Date, as the case may be, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in each such Issuer Written Communication in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in such Issuer Written Communication, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in Section 7(b) hereof. Each such Issuer Written Communication, as of its issue date and at all subsequent times through the completion of the offer and sale of the Securities or until any earlier date that the Company notified or notifies the Representative as described in Section 4(e), did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Time of Sale Information or the Offering Memorandum, including any document incorporated by reference therein.
(d)    Offering Memorandum. As of the date of the Offering Memorandum and as of the Closing Date and as of any Additional Closing Date, as the case may be, the Offering Memorandum does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in the Offering Memorandum, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in Section 7(b) hereof.
(e)    Incorporated Documents. The documents incorporated by reference in the Offering Memorandum or the Time of Sale Information, when filed with the Commission conformed in all material respects to the requirements of the Exchange Act and none of such documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Offering Memorandum or the Time of Sale Information, when such documents are filed with the Commission will conform in all material respects to the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(f)    Financial Statements. The financial statements and the related notes thereto of the

Company and its consolidated subsidiaries included or incorporated by reference in the Time of Sale Information and the Offering Memorandum present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby; and the other financial information included or incorporated by reference in the Time of Sale Information and the Offering Memorandum has been derived from the accounting records of the Company and its consolidated subsidiaries and presents fairly the information shown thereby in all material respects.
(g)    No Material Adverse Change. Since the date of the most recent financial statements of the Company included or incorporated by reference in the Time of Sale Information and the Offering Memorandum, there has not been any change, or any development involving a prospective change, in or affecting the business, properties, financial condition or results of operations of the Company and its Subsidiaries (as defined below), taken as a whole, which would reasonably be expected to result in a Material Adverse Effect (as defined below), whether or not arising from transactions in the ordinary course of business, other than as set forth in the Time of Sale Information and the Offering Memorandum, and since such dates, except in the ordinary course of business, neither the Company nor any of its Subsidiaries has entered into any material transaction not referred to in the Time of Sale Information and the Offering Memorandum. The Company has no material contingent obligations which are not disclosed in the Time of Sale Information or the Offering Memorandum or provided for in the Company's consolidated financial statements that are included or incorporated by reference in the Time of Sale Information and the Offering Memorandum.
(h)    Organization and Good Standing. Each of the Company and its Subsidiaries (as defined below) has been duly incorporated and is validly existing as a corporation in good standing (to the extent such concept or a similar concept exists under local laws) under the laws of the jurisdiction of its organization, has full corporate power and authority to own or lease its properties and conduct its business as described in the Time of Sale Information and the Offering Memorandum and as being conducted, and is duly qualified as a foreign corporation and in good standing (to the extent such concept or a similar concept exists under local laws) in all jurisdictions in which the character of the property owned or leased or the nature of the business transacted by it makes qualification necessary (except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (herein called a “Material Adverse Effect”)). The Company has no subsidiary (as defined in the rules and regulations of the Commission under the Securities Act) and owns no capital stock or other ownership interest in any entity other than entities listed on Schedule 2 hereto (herein called the “Subsidiaries”). Other than the Subsidiaries, the Company does not own, directly or indirectly, 5% or more of the shares of capital stock or any other equity interest in any firm, partnership, joint venture, association or other entity.
(i)    Capitalization. The Company has an authorized capitalization as set forth in the Time of Sale Information and the Offering Memorandum under the heading “Capitalization”; all the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any pre-emptive or similar rights; except as described in or expressly contemplated by the Time of Sale Information and the Offering Memorandum, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company or any of its subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company or any such subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options; the capital stock of the Company conforms in all material respects to the description thereof contained in the Time of Sale Information and the Offering Memorandum; and all the outstanding shares of capital stock or other equity interests of each subsidiary owned, directly or indirectly, by the Company have been duly and validly authorized and issued, are fully paid and non-assessable (except, in the case of any foreign subsidiary, for directors' qualifying shares and except as otherwise described in Time of Sale Information and the Offering Memorandum) and are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party, except with respect to the security interests on such equity interests under our Amended and Restated Credit Agreement, dated February 10, 2011, among the Company, the Guarantor parties thereto, Bank of America, N.A., SunTrust Bank and the Other Lenders party thereto, as amended, modified or supplemented.
(j)    Stock Options. With respect to the stock options (the “Stock Options”) granted pursuant to the stock-based compensation plans of the Company and its subsidiaries (the “Company Stock Plans”), (i) each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the Company Stock Plans, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the NASDAQ Global Select Market and any other exchange on which Company securities are traded, (iv) the per share exercise price of each Stock Option was equal to the fair market value of a share of Common Stock on the applicable Grant Date and (v) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company's filings with the Commission in accordance with the Exchange Act and all other applicable laws. The Company has not knowingly granted, and there is no and has been no policy or practice of the Company of granting, Stock Options prior to, or otherwise coordinate the grant of Stock Options with, the release or other public announcement of material information regarding the Company or its subsidiaries or their results of operations or prospects.
(k)    Due Authorization. The Company has full right, power and authority to execute and deliver this Agreement, the Indenture, the Securities, and the Confirmations (collectively, the “Transaction Documents”) and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of each of the Transaction Documents and the consummation by it of the transactions contemplated thereby or by the Time of Sale Information and the Offering Memorandum has been duly and validly taken.
(l)    The Indenture. The Indenture has been duly authorized by the Company and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or by equitable principles relating to enforceability (collectively, the ““Enforceability Exceptions”); and on the Closing Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the rules and regulations of the Commission applicable to an indenture that is qualified thereunder.

(m)    Purchase Agreement. This Agreement has been duly authorized, executed and delivered by the Company.
(n)    The Securities. The Securities to be issued and sold by the Company hereunder have been duly authorized by the Company and, when duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.
(o)    Confirmations; Warrant Securities. (i) The Base Confirmations have been duly authorized, executed and delivered by the Company and are valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and any Additional Confirmations will, on or prior to the date such Additional Confirmations are entered into, be duly authorized, executed and delivered by the Company and will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject in each case to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and equitable principles of general applicability, and (ii) the aggregate maximum number of shares of Common Stock issuable upon exercise of the warrants pursuant to the Confirmations (the “Warrant Securities”) have been duly authorized and reserved and, when issued upon exercise of such warrants in accordance with the terms of such warrants, will be validly issued, fully paid and non-assessable, and the issuance of the Warrant Securities will not be subject to any preemptive or similar rights.
(p)    Descriptions of the Transaction Documents. Each Transaction Document conforms in all material respects to the description thereof contained in the Time of Sale Information and the Offering Memorandum.
(q)    No Violation or Default. Neither the Company nor any of its Subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.
(r)    No Conflicts. The execution, delivery and performance by the Company of each of the Transaction Documents, the issuance and sale of the Securities, the issuance of the Warrant Securities and the consummation of the transactions contemplated by the Transaction Documents will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to, (A) any indenture, mortgage, deed of trust or other agreement or instrument to which the Company or any of its Subsidiaries is a party, (B) the respective certificate or articles of incorporation, bylaws or other constitutive document of the Company or any of its Subsidiaries or (C) any foreign, federal, state or local law, order, rule, regulation, injunction, judgment, or decree applicable to the Company or any of its Subsidiaries of any court or of any regulatory body or administrative agency or other governmental body having jurisdiction over the Company or any of its Subsidiaries including, without limitation, under the U.S. Federal Food, Drug and Cosmetic Act, as amended (the “FDC Act”), or any other similar law, domestic or foreign, regulating human health and safety and medical devices, and the rules, regulations, policies and guidelines promulgated by the U.S. Food and Drug Administration (herein called the “FDA”) thereunder or any governmental agency or body, domestic or foreign, exercising similar functions to those of the FDA under applicable law (such laws, orders, rules, regulations, injunctions, orders or decrees are collectively referred to herein as “Applicable Law”), which conflict, breach, default or imposition would reasonably be expected to have a Material Adverse Effect.
(s)    No Consents Required. Each approval, consent, order, authorization, designation, declaration or filing by or with any regulatory, administrative or other governmental body necessary under Applicable Law in connection with the execution, delivery and performance by the Company of each of the Transaction Documents, the issuance and sale of the Securities, the issuance of the Warrant Securities and the consummation of the transactions contemplated by the Transaction Documents, and such consents, approvals, authorizations, orders and registrations or qualifications as may be required under applicable state securities laws in connection with the purchase and resale of the Securities by the Initial Purchasers and the execution and delivery of the Confirmation and Warrant Securities) has been duly obtained or made and is in full force and effect.
(t)    Legal Proceedings. Except as described in the Time of Sale Information and the Offering Memorandum, there is no action, suit, claim or proceeding pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before any court or administrative agency or otherwise, which if determined adversely to the Company or such Subsidiary would reasonably be expected to result in a Material Adverse Effect or prevent the consummation of the transactions contemplated hereby. There are no agreements, contracts, leases or documents of the Company or any of its Subsidiaries of a character required by the Exchange Act to be described or referred to in the documents incorporated by reference in the Time of Sale Information or the Offering Memorandum or to be filed as an exhibit to the documents incorporated by reference which have not been accurately described or referred to in the documents incorporated by reference or filed as exhibits to the documents incorporated by reference. The agreements, contracts, leases and documents of the Company and its Subsidiaries described in the Offering Memorandum are in full force and effect on the date hereof, and neither the Company nor any of its Subsidiaries nor, to the best of the Company's knowledge, any other party, is in breach of or default under any of such contracts where such breach or default would reasonably be expected to have a Material Adverse Effect.

(u)    Independent Accountants. KPMG LLP, who has certified certain financial statements of the Company and its subsidiaries is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

(v)    Title to Real and Personal Property. Each of the Company and its Subsidiaries has good and marketable title to all of their owned material properties and assets as described in the Time of Sale Information and the Offering Memorandum, in each case, free and clear of any lien, mortgage, pledge, charge or encumbrance except those reflected in the financial statements included or incorporated by reference in the Time of Sale Information, or as described in the Time of Sale Information or to the extent that the failure to have such title or the presence of such liens would not reasonably be expected to result in a Material Adverse Effect. All leases to which the Company or any of its Subsidiaries is a party are valid and binding obligations of the Company or such Subsidiary, as the case may be, except as would not be reasonably expected to result in a Material Adverse Effect, and no default by the Company or any such Subsidiary has occurred or is continuing thereunder which would reasonably be expected to result in a Material Adverse Effect.

(w)    Title to Intellectual Property. Except as described in the Time of Sale Information or the Offering Memorandum, each of the Company and its Subsidiaries owns or possesses adequate rights to use all material inventions, patents, designs, trade secrets, know-how, trademarks, service marks, trade names, domain names, copyright works or other information, and similar intellectual property or proprietary rights (including all registrations and applications for registration of, and all goodwill associated with, the foregoing) (herein collectively called “Intellectual Property”) which are necessary to conduct their respective businesses as described in the Time of Sale Information and the Officering Memorandum. Except as set forth in the Time of Sale Information or the Offering Memorandum, neither the Company nor any of its Subsidiaries has received any notice of, or has any knowledge of, any infringement or misappropriation of or conflict with any rights of the Company or any of its Subsidiaries by others with respect to any Intellectual Property which, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect. Except as set forth in the Time of Sale Information or the Offering Memorandum, neither the Company nor any of its Subsidiaries has received any notice of, or has knowledge of, any infringement or misappropriation of or conflict with any rights of others by the Company or any of its Subsidiaries with respect to any Intellectual Property which if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect. To the Company's knowledge none of the Intellectual Property owned by or licensed to the Company or any of its Subsidiaries is unenforceable or invalid; and the Company is not aware (without having made inquiry) of the granting of any patent rights to third parties or the filing of any patent applications by third parties or of any other rights of third parties to, or conflicting with, any Intellectual Property owned by the Company or any of its Subsidiaries.
(x)    Patent Applications. To the Company's knowledge, in connection with the filing of all patent applications filed or caused to be filed by the Company and its Subsidiaries with the United States Patent and Trademark Office (herein called the “PTO”), each of the Company and its Subsidiaries has complied with the PTO's duty of candor and disclosure for their patent and has made no material misrepresentation in any such application or in any application filed with any applicable foreign patent authorities. The Company is unaware of any facts material to a determination of patentability regarding the Company's and its Subsidiaries' patent applications not called to the attention of the PTO and is unaware of any facts not called to the attention of the PTO which would preclude the grant of a patent for such applications. The Company has no knowledge of any facts which would materially conflict with the Company's or any of its Subsidiaries' ownership rights to its patent applications.
(y)    Investment Company Act. Neither the Company nor any of its Subsidiaries is, and after (i) the offer and sale of the Securities and (ii) the transactions contemplated by the Confirmations, will be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of such terms under the Investment Company Act of 1940, as amended (herein called the “Investment Company Act”) and the rules and regulations of the Commission.
(z)    Taxes. Each of the Company and its Subsidiaries has filed all federal, state, local and foreign income tax returns required to be filed and has paid all taxes indicated by such returns and all assessments received by it to the extent that such taxes have become due and are not being contested in good faith except where the failure to file or failure to file on a timely basis such returns and pay such taxes would not reasonably be expected to have a Material Adverse Effect. All tax liabilities (including those being contested in good faith) for the periods covered by the consolidated financial statements of the Company that are included or incorporated by reference in the Offering Memorandum have been adequately provided for in such financial statements.
(aa)    Licenses and Permits. Except as described in the Time of Sale Information and the Offering Memorandum, the Company and each of its Subsidiaries now holds and at the Closing Date and any later date on which the Option Securities are purchased, as the case may be, will hold, all licenses, consents, certificates, orders, approvals and permits from all state, Federal, foreign and other governmental or regulatory authorities, including, but not limited to, the FDA and any foreign, federal, state or local governmental or regulatory authorities performing functions similar to those performed by the FDA, that are required under Applicable Law for the conduct of the respective businesses of the Company and its Subsidiaries as described in the Time of Sale Information and the Offering Memorandum, except for such licenses, consents, certificates, orders, approvals and permits which the failure to hold would not reasonably be expected to have a Material Adverse Effect. All of such licenses, consents, certificates, orders, approvals and permits held by the Company are valid and in full force and effect (and there is no proceeding pending or, to the knowledge of the Company, threatened which may cause any such license, consent, certificate, order, approval or permit to be withdrawn, cancelled, suspended or not renewed).
(bb)    No Labor Disputes. To the Company's knowledge, no labor disturbance by or dispute exists or is imminent with the employees of the Company or any or its Subsidiaries, that would reasonably be expected to result in a Material Adverse Effect. No collective bargaining agreement exists with any of the Company's or its Subsidiaries' employees and, to the Company's knowledge, no such agreement is imminent.
(cc)    Compliance with Applicable Laws. Except as described in the Time of Sale Information and the Offering Memorandum, each of the Company and its Subsidiaries is in compliance with all provisions of Applicable Law issued or administered by any foreign, federal, state or local governmental agency or body or court having jurisdiction over the Company or any of its Subsidiaries, including, without limitation, Applicable Law relating to: (i) the pre-clinical and clinical testing, design, manufacture, safety, efficiency, labeling, storage, record-keeping, advertising and promotion of medical devices, including the laws, rules and regulations, guidelines and policies administered or promulgated by the FDA or any foreign, federal, state or local governmental or regulatory authorities performing functions similar to those performed by the FDA and exercising comparable authority, (ii) the procurement and transplantation of allograft and other tissue based products, including laws, rules, regulations and orders adopted and issued under the Natural Organ Transplant Act (NOTA) or other similar foreign, federal, state or local laws, rules, regulations and orders, (iii) discrimination in hiring, promotion or pay of, or to the wages or hours of, employees and (iv) the import and export of the Company's or any of its Subsidiaries' products, in each case except where any such failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.
(dd)    Compliance With Environmental Laws. Each of the Company and its Subsidiaries (i) is in compliance with any and all foreign, federal, state or local laws, orders, rules, regulations, injunctions, judgments, or decrees applicable to the Company or any of its Subsidiaries of any court or of any regulatory body or administrative agency or other governmental body having jurisdiction over the Company or any of its Subsidiaries relating to the protection of the environment or hazardous or toxic substances or wastes, pollutants or contaminants, including, without limitation, all Applicable Law relating to biohazardous substances (herein called “Environmental Laws”), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its respective business and (iii) is in compliance with all terms and conditions of any such permit, license or approvals, except where such noncompliance with Environmental Laws, the failure to receive required permits, licenses or other approvals or the failure to comply with the terms and conditions of such permits, licenses or approvals would not reasonably be expected to have a Material Adverse Effect.
(ee)    [Reserved].

(ff)    No Costs or Liabilities Associated With Environmental Laws. The Company and its Subsidiaries have not incurred any costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would reasonably be expected to have a Material Adverse Effect.
(gg)    Compliance With ERISA. Each of the Company and its Subsidiaries is in compliance in all material respects with all currently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (herein called “ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or any Subsidiary would have any liability; the Company and its Subsidiaries have not incurred and do not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (herein called the “Code”); and each “pension plan” for which the Company or any Subsidiary would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, that would reasonably be expected to cause the loss of such qualification.
(hh)    Disclosure Controls. The Company and its subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission's rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.
(ii)    Accounting Controls. Each of the Company and its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Time of Sale Information and the Offering Memorandum, there are no material weaknesses in the Company's internal controls. The Company's auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.
(jj)    Insurance. Each of the Company and its Subsidiaries carries, or is covered by, insurance with insurers of nationally recognized reputation in such amounts and covering such risks as the Company believes is customary for companies engaged in similar industries to protect it from material liabilities.
(kk)    Compliance with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.
(ll)    Compliance with OFAC. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
(mm)    No Unlawful Payments. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director or officer associated with or acting on behalf of the Company or any of its Subsidiaries has used any corporate funds for any unlawful gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or any analogous foreign law; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
(nn)    No Restrictions on Subsidiaries. No subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary's capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary's properties or assets to the Company or any other subsidiary of the Company.
(oo)    No Broker's Fees. Neither the Company nor any of its Subsidiaries has incurred any liability for any finder's fees or similar payments in connection with the transactions contemplated hereby other than to the Initial Purchasers.
(pp)    No Registration Rights. Except as described in the Time of Sale Information or the Offering Memorandum, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in any securities being registered pursuant to any registration statement filed by the Company under the Securities Act.
(qq)    Offering Materials. None of the Company and its Subsidiaries has or will distribute prior to the later of (i) the Closing Date, or any date on which Option Securities are to be purchased, as the case may be, and (ii) completion of the distribution of the Securities, any offering material (including, without limitation, content on its website, if any, that may be deemed to be offering material) in connection with the offering and sale of the Securities other than the Time of Sale Information, the Offering Memorandum and other materials, if any, permitted by the Securities Act.

(rr)    Prior Offerings of Securities. All sales of the Company's securities prior to the date hereof were at all relevant times duly registered under the Securities Act and applicable foreign securities laws and state securities or Blue Sky laws or were exempt from the registration requirements of the Securities Act and applicable foreign and state securities laws, or if such securities were not registered or exempt in compliance with the Securities Act and applicable foreign and state securities laws, any private rights of action for rescission or damages arising from the failure to register any such securities are time barred by applicable statutes of limitations or equitable principles, including laches.
(ss)    Rule 144A Eligibility. On the Closing Date, the Securities will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in an automated inter-dealer quotation system; and each of the Time of Sale Information, as of the Time of Sale, and the Offering Memorandum, as of its date, contains or incorporates by reference or will contain or will incorporate by reference all the information that, if requested by a prospective purchaser of the Securities, would be required to be provided to such prospective purchaser pursuant to Rule 144A(d)(4) under the Securities Act.
(tt)    No Integration. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.
(uu)    No General Solicitation. None of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no representation is made) has solicited offers for, or offered or sold, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.
(vv)    Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 2(b) and their compliance with their agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Securities to the Initial Purchasers and the offer, resale and delivery of the Securities by the Initial Purchasers in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum, to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act.
(ww)    No Stabilization. The Company has not taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.
(xx)    Margin Rules. Neither the issuance, sale and delivery of the Securities nor the application of the proceeds thereof by the Company as described in the Time of Sale Information and the Offering Memorandum will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.
(yy)    Statistical and Market Data. Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included or incorporated by reference in the Time of Sale Information and the Offering Memorandum is not based on or derived from sources that are reliable and accurate in all material respects.
(zz)    Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company's directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.
4.    Further Agreements of the Company. The Company covenants and agrees with each Initial Purchaser that:
(a)    Delivery of Copies. The Company will deliver to the Initial Purchasers as many copies of the Preliminary Offering Memorandum, any other Time of Sale Information, any Issuer Written Communication and the Offering Memorandum (including all amendments and supplements thereto) as the Representative may reasonably request.
(b)    Offering Memorandum, Amendments or Supplements. Before finalizing the Offering Memorandum or making or distributing any amendment or supplement to any of the Time of Sale Information or the Offering Memorandum or filing with the Commission any document that will be incorporated by reference therein, the Company will furnish to the Representative and counsel for the Initial Purchasers a copy of the proposed Offering Memorandum or such amendment or supplement or document to be incorporated by reference therein for review, and will not distribute any such proposed Offering Memorandum, amendment or supplement or file any such document with the Commission to which the Representative reasonably objects.
(c)    Additional Written Communications. Before making, preparing, using, authorizing, approving or referring to any Issuer Written Communication, the Company will furnish to the Representative and counsel for the Initial Purchasers a copy of such written communication for review and will not make, prepare, use, authorize, approve or refer to any such written communication to which the Representative reasonably objects.
(d)    Notice to the Representative. The Company will advise the Representative promptly, and confirm such advice in writing, (i) of the issuance by any governmental or regulatory authority of any order preventing or suspending the use of any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum or the initiation or threatening of any proceeding for that purpose; (ii) of the occurrence of any event at any time prior to the completion of the initial offering of the Securities as a result of which any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when such Time of Sale Information, Issuer Written Communication or the Offering Memorandum is delivered to a purchaser, not misleading; and (iii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its reasonable best efforts to prevent the issuance of any such order preventing or suspending the use of any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum or suspending any such qualification of the Securities and, if any such order is issued, will obtain as soon as possible the withdrawal thereof.
(e)    Ongoing Compliance of the Offering Memorandum and Time of Sale Information. (1) If at any time prior to the completion of the initial offering of the Securities (i) any event shall occur or condition shall exist as a result of which the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Offering Memorandum to comply with law, the Company will immediately notify the Initial Purchasers thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchasers such amendments or supplements to the Offering Memorandum (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in the Offering Memorandum as so amended or supplemented (or including such document to be incorporated by reference therein) will not, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, be misleading or so that the Offering Memorandum will comply with law and (2) if at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which any of the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) it is necessary to amend or supplement any of the Time of Sale Information to comply with law, the Company will immediately notify the Initial Purchasers thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchasers such amendments or supplements to any of the Time of Sale Information (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in any of the Time of Sale Information as so amended or supplemented will not, in light of the circumstances under which they were made, be misleading.
(f)    Blue Sky Compliance. The Company will qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representative shall reasonably request and will continue such qualifications in effect so long as required for the offering and resale of the Securities; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.
(g)    Clear Market. For a period of 60 days after the date of the offering of the Securities, the Company will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock or any such other securities, (iii) file with the Commission a registration statement under the Securities Act relating to any additional shares of its Common Stock or securities convertible into, or exchangeable for, any shares of its Common Stock, or publicly disclose the intention to effect any transaction described in clause (i), (ii) or (iii), whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, without the prior written consent of the Representative, other than (A) the Securities to be sold hereunder or the issuance of the Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, (B) grants of options or other awards or the issuance of Common Stock under existing equity incentive plans and any shares of Common Stock of the Company issued upon the exercise of such options or other awards, (C) in connection with the issuance of the Warrant Securities, (D) the filing of a registration statement with the Commission on Form S-8 (or any equivalent form) relating to the offering of securities in accordance with the terms of existing equity incentive plans or (E) in connection with any strategic transaction, provided that (i) the amount of securities issued pursuant to this clause (E) during the 60-day restricted period shall represent less than 10% of the outstanding shares of Common Stock of the Company, and (ii) prior to the issuance of any such securities, the Company shall cause the recipient of such securities to execute and deliver to you a form of “lock-up” agreement substantially in the form of Annex D attached hereto for a period not to extend beyond the period contemplated by this Section 4(g).
(i)    Use of Proceeds. The Company will apply the net proceeds from the sale of the Securities as described in the Time of Sale Information and the Offering Memorandum under the heading “Use of Proceeds”.
(j)    No Stabilization. The Company will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities and will not take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Securities contemplated hereby.
(k)    [Reserved].
(l)    Supplying Information. While the Securities remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will, during any period in which the Company is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, furnish to holders of the Securities, prospective purchasers of the Securities designated by such holders and securities analysts, in each case upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
(m)    DTC. The Company will assist the Initial Purchasers in arranging for the Securities to be eligible for clearance and settlement through DTC.
(n)    Warrant Securities. The Company will reserve and keep available at all times, free of preemptive rights, the full number of shares equal to the Warrant Securities. The Company will use its best efforts to cause the Warrant Securities to be listed on the NASDAQ Global Select Market.
(o)    No Resales by the Company. During the period from the Closing Date until one year after the Closing Date or each Additional Closing Date, if applicable, the Company will not, and will use its reasonable best efforts to cause each of its affiliates (as defined in Rule 144 under the Securities Act) not to, resell any of the Securities that have been acquired by any of them, except for Securities purchased by the Company or any of its affiliates and resold in a transaction registered under the Securities Act.
(p)    No Integration. The Company will not, and will use its reasonable best efforts to cause each of its affiliates (as defined in Rule 501(b) of Regulation D) not to, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.
(q)    No General Solicitation. None of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no covenant is given) will (i) solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.
5.    Certain Agreements of the Initial Purchasers. Each Initial Purchaser hereby represents and agrees that it has not and will not use, authorize use of, refer to, or participate in the planning for use of, any written communication that constitutes an offer to sell or the solicitation of an offer to buy the Securities other than (i) the Preliminary Offering Memorandum and the Offering Memorandum, (ii) a written communication that contains no “issuer information” (as defined in Rule 433(h)(2) under the

Securities Act) that was not included (including through incorporation by reference) in the Preliminary Offering Memorandum or the Offering Memorandum, (iii) any written communication listed on Annex B or prepared pursuant to Section 4(c) above (including any electronic road show), (iv) any written communication prepared by such Initial Purchaser and approved by the Company in advance in writing or (v) any written communication relating to or that contains the terms of the Securities and/or other information that was included (including through incorporation by reference) in the Preliminary Offering Memorandum or the Offering Memorandum.
6.    Conditions of Initial Purchasers' Obligations. The obligation of each Initial Purchaser to purchase the Underwritten Securities on the Closing Date or the Option Securities on an Additional Closing Date, as the case may be as provided herein is subject to the performance by the Company of its covenants and other obligations hereunder and to the following additional conditions:
(a)    Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct on the date hereof and on and as of the Closing Date and each Additional Closing Date, as the case may be; and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date or an Additional Closing Date, as the case may be.
(b)    No Downgrade. Subsequent to the earlier of (A) the Time of Sale and (B) the execution and delivery of this Agreement, (i) no downgrading shall have occurred in the rating accorded any securities or preferred stock of or guaranteed by the Company or any of its Subsidiaries by any “nationally recognized statistical rating organization”, as such term is defined in Section 3(a)(62) of the Exchange Act and (ii) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of any securities or preferred stock of or guaranteed by the Company or any of its subsidiaries (other than an announcement with positive implications of a possible upgrading).
(c)    No Material Adverse Change. No event or condition of a type described in Section 3(g) hereof shall have occurred or shall exist, which event or condition is not described in the Time of Sale Information (excluding any amendment or supplement thereto) and the Offering Memorandum (excluding any amendment or supplement thereto) and the effect of which in the judgment of the Representative makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the Closing Date or an Additional Closing Date, as the case may be, on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum.
(d)    Officer's Certificate. The Representative shall have received on and as of the Closing Date and each Additional Closing Date, as the case may be, a certificate of an executive officer of the Company who is satisfactory to the Representative (i) confirming that such officer has carefully reviewed the Time of Sale Information and the Offering Memorandum and, to the knowledge of such officer, the representations set forth in Sections 3(b) and 3(d) hereof are true and correct, (ii) confirming that the other representations and warranties of the Company in this Agreement are true and correct and that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date or such Additional Closing Date, as the case may be, and (iii) to the effect set forth in paragraphs (b) and (c) above.
(e)    Comfort Letters. On the date of this Agreement, on the Closing Date and each Additional Closing Date, KPMG LLP shall have furnished to the Representative, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representative, containing statements and information of the type customarily included in accountants' “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Time of Sale Information and the Offering Memorandum; provided, that the letter delivered on the Closing Date or an Additional Closing Date, as the case may be shall use a “cut-off” date no more than three business days prior to such Closing Date or such Additional Closing Date, as the case may be.
(f)    Opinion of Counsel for the Company. (i) Ropes & Gray LLP, counsel for the Company, and (ii) General Counsel of the Company shall have furnished to the Representative, at the request of the Company, their written opinions, dated the Closing Date or the applicable Additional Closing Date, as the case may be, and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representative.
(g)    Opinion and 10b-5 Statement of Counsel for the Initial Purchasers. The Representative shall have received on and as of the Closing Date and each Additional Closing Date, as the case may be, an opinion and 10b-5 statement of Davis Polk & Wardwell LLP, counsel for the Initial Purchasers, with respect to such matters as the Representative may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.
(h)    No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date or each Additional Closing Date, as the case may be, prevent the issuance or sale of the Securities or the issuance of the Warrant Securities; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date or each Additional Closing Date, as the case may be, prevent the issuance or sale of the Securities or the issuance of the Warrant Securities.
(i)    Good Standing. The Representative shall have received on and as of the Closing Date or an Additional Closing Date, as the case may be, satisfactory evidence of the good standing (to the extent such concept or a similar concept exists under local laws) of the Company and its subsidiaries in their respective jurisdictions of organization and their good standing as foreign entities in such other jurisdictions as the Representative may reasonably request, in each case in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdictions.
(j)    [Reserved].
(k)    DTC. The Securities shall be eligible for clearance and settlement through DTC.
(l)    [Reserved].
(m)    Lock-up Agreements. The “lock-up” agreements, each substantially in the form of Annex D hereto, between the Initial Purchasers and certain executive officers and directors of the Company listed on Schedule 5 hereto relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to the Initial Purchasers on or before the date hereof, shall be full force and effect on the Closing Date or Additional Closing Date, as the case may be.
(n)    Additional Documents. On or prior to the Closing Date or the applicable Additional Closing Date, as the case may be, the Company shall have furnished to the Representative such further certificates and documents as the Representative may reasonably request.
All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.
7.    Indemnification and Contribution.
(a)    Indemnification of the Initial Purchasers. The Company agrees to indemnify and hold harmless each Initial Purchaser, its affiliates, directors and officers and each person, if any, who controls such Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, any of the other Time of Sale Information, any Issuer Written Communication, any road show as defined in Rule 433(h) under the Securities Act (a “road show”) or the Offering Memorandum (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use therein, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in subsection (b) below.
(b)    Indemnification of the Company. Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in the Preliminary Offering Memorandum, any of the other Time of Sale Information (including any of the other Time of Sale Information that has subsequently been amended), any Issuer Written Communication, any road show or the Offering Memorandum (or any amendment or supplement thereto), it being understood and agreed upon that the only such information furnished by any Initial Purchaser consists of the following information in the Offering Memorandum furnished on behalf of each Initial Purchaser: the fourth sentence of the seventh paragraph, the tenth paragraph and the eleventh paragraph under the Caption “Plan of Distribution”.
(c)    Notice and Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under paragraph (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under paragraph (a) or (b) above. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the

Indemnifying Person) to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 7 that the Indemnifying Party may designate in such proceeding and shall pay the fees and expenses of such proceeding and shall pay the fees and expenses of counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be paid or reimbursed as they are incurred. Any such separate firm for any Initial Purchaser, its affiliates, directors and officers and any control persons of such Initial Purchaser shall be designated in writing by J.P. Morgan Securities LLC and any such separate firm for the Company, its directors, its officers and any control persons of the Company shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemni-fied Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.
(d)    Contribution. If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other, from the offering of the Securities or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and the Initial Purchasers, on the other, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other, shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of the Securities and the total discounts and commissions received by the Initial Purchasers in connection therewith, as provided in this Agreement, bear to the aggregate offering price of the Securities. The relative fault of the Company, on the one hand, and the Initial Purchasers, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
(e)    Limitation on Liability. The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 7, in no event shall an Initial Purchaser be required to contribute any amount in excess of the amount by which the total discounts and commissions received by such Initial Purchaser with respect to the offering of the Securities exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers' obligations to contribute pursuant to this Section 7 are several in proportion to their respective purchase obligations hereunder and not joint.
(f)    Non-Exclusive Remedies. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.
8.    Effectiveness of Agreement. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.
9.    Termination. This Agreement may be terminated in the absolute discretion of the Representative, by notice to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date or, in the case of the Option Securities, prior to an Additional Closing Date (i) trading generally shall have been suspended or materially limited on or by any of the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, or the over-the-counter market; (ii) trading of any securities issued or guaranteed by the Company shall have been suspended on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities; or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in the judgment of the Representative, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the Closing Date or the applicable Additional Closing Date, as the case may be, on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum.
10.    Defaulting Initial Purchaser. (a) If, on the Closing Date or any Additional Closing Date, as the case may be, any Initial Purchaser defaults on its obligation to purchase the Securities that it has agreed to purchase hereunder on such date, the non-defaulting Initial Purchasers may in their discretion arrange for the purchase of such Securities by other persons satisfactory to the Company on the terms contained in this Agreement. If, within 24 hours after any such default by any Initial Purchaser, the non-

defaulting Initial Purchasers do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of 24 hours within which to procure other persons satisfactory to the non-defaulting Initial Purchasers to purchase such Securities on such terms. If other persons become obligated or agree to purchase the Securities of a defaulting Initial Purchaser, either the non‑defaulting Initial Purchasers or the Company may postpone the Closing Date or the applicable Additional Closing Date, as the case may be, for up to five full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Initial Purchasers may be necessary in the Time of Sale Information, the Offering Memorandum or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Time of Sale Information or the Offering Memorandum that effects any such changes. As used in this Agreement, the term “Initial Purchaser” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 10, purchases Securities that a defaulting Initial Purchaser agreed but failed to purchase.
(b)    If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate number of Securities that remain unpurchased on the Closing Date or the applicable Additional Closing Date, as the case may be does not exceed one-eleventh of the aggregate number of Securities to be purchased on such date, then the Company shall have the right to require each non-defaulting Initial Purchaser to purchase the number of Securities that such Initial Purchaser agreed to purchase hereunder on such date plus such Initial Purchaser's pro rata share (based on the number of Securities that such Initial Purchaser agreed to purchase on such date) of the Securities of such defaulting Initial Purchaser or Initial Purchasers for which such arrangements have not been made.
(c)    If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate number of Securities that remain unpurchased on the Closing Date or the applicable Additional Closing Date, as the case may be, exceeds one-eleventh of the aggregate amount of Securities to be purchased on such date, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement or, with respect to any Additional Closing Date, the obligation of the Initial Purchasers to purchase Securities on the applicable Additional Closing Date, as the case may be, shall terminate without liability on the part of the non-defaulting Initial Purchasers. Any termination of this Agreement pursuant to this Section 10 shall be without liability on the part of the Company, except that the Company will continue to be liable for the payment of expenses as set forth in Section 11 hereof and except that the provisions of Section 7 hereof shall not terminate and shall remain in effect.
(d)    Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Company or any non-defaulting Initial Purchaser for damages caused by its default.
11.    Payment of Expenses. (a) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company will pay or cause to be paid all costs and expenses incident to the performance of its obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Securities and any Warrant Securities and any taxes payable in that connection; (ii) the costs incident to the preparation and printing of the Preliminary Offering Memorandum, any other Time of Sale Information, any Issuer Written Communication, the Offering Memorandum (including any amendments and supplements thereto) and the Confirmations and the distribution thereof; (iii) the costs of reproducing and distributing each of the Transaction Documents; (iv) the fees and expenses of the Company's counsel and independent accountants; (v) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Securities under the laws of such jurisdictions as the Representative may designate and the preparation, printing and distribution of a Blue Sky Memorandum (including the related fees and expenses of counsel for the Initial Purchasers not to exceed $5,000); (vi) any fees charged by rating agencies for rating the Securities; (vii) the fees and expenses of the Trustee and any paying agent (including related fees and expenses of any counsel to such parties); (viii) all expenses and application fees incurred in connection with the approval of the Securities for book-entry transfer by DTC; (ix) all expenses incurred by the Company in connection with any “road show” presentation to potential investors; and (x) all expenses and application fees related to the listing of the Warrant Securities on the NASDAQ Global Select Market.
(b)    If (i) this Agreement is terminated pursuant to clause (ii) of Section 9, (ii) the Company for any reason fails to tender the Securities for delivery to the Initial Purchasers or (iii) the Initial Purchasers decline to purchase the Securities for any reason permitted under this Agreement, other than pursuant to clauses (i), (iii) or (iv) of Section 9, the Company agrees to reimburse the Initial Purchasers for all out-of-pocket costs and expenses (including the fees and expenses of their counsel) reasonably incurred by the Initial Purchasers in connection with this Agreement and the offering contemplated hereby.
12.    Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and any controlling persons referred to herein, and the affiliates of each Initial Purchaser referred to in Section 7 hereof. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor merely by reason of such purchase.
13.    Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Company and the Initial Purchasers contained in this Agreement or made by or on behalf of the Company or the Initial Purchasers pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company or the Initial Purchasers.
14.    Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City; and (c) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act.
15.    Miscellaneous. (a) Authority of the Representative. Any action by the Initial Purchasers hereunder may be taken by J.P. Morgan Securities LLC on behalf of the Initial Purchasers, and any such action taken by J.P. Morgan Securities LLC shall be binding upon the Initial Purchasers.
(b)    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Initial Purchasers shall be given to the Representative c/o J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179 (fax: (212) 622-8358); Attention: Equity Syndicate Desk. Notices to the Company shall be given to it at 5677 Airline Road, Arlington, Tennessee 38002 (fax: (901)867-4398; e-mail: jim.lightman@wmt.com), Attention: James Lightman.
(c)    Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York.
(d)    Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.
(e)    Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.
(f)    Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.
(g)    Xtract Research LLC. The Company hereby agrees that the Initial Purchasers may provide copies of the Preliminary Offering Memorandum and the Final Offering Memorandum relating to the offering of the Securities and any other agreements or documents relating thereto, including, without limitation, any registration rights agreement or trust indentures, to Xtract Research LLC (“Xtract”) following the completion of the offering for inclusion in an online research service sponsored by Xtract, access to which is restricted to “qualified institutional buyers” as defined in Rule 144A under the Securities Act.    If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

WRIGHT MEDICAL GROUP, INC.

By: /s/ Lance Berry
Name:    Lance Berry
Title:    SVP, CFO

Accepted: August 22, 2012

J.P. MORGAN SECURITIES LLC

For itself and on behalf of the
several Initial Purchasers listed
in Schedule 1 hereto.

By /s/ Jason Wood
_____________________
Authorized Signatory

Schedule 1

Initial Purchaser                        Principal Amount

J.P. Morgan Securities LLC    . . . . . . . . . . . . . . . . . . . . . . . $ 234,000,000
SunTrust Robinson Humphrey, Inc.    . . . . . . . . . . . . . . . . 13,000,000
U.S. Bancorp Investments, Inc. . . . . . . . . . . . . . . . . . . . . . . 13,000,000

Total     $ 260,000,000

Schedule 2
Subsidiaries

1	.	Wright Medical Group, Inc. (USA)
2	.	Wright Medical Technology, Inc. (USA)
3	.	Wright Medical Capital, Inc. (USA)
4	.	Wright International, Inc. (USA)
5	.	White Box Orthopedics, LLC (USA)
6	.	KHC-WDM, LLC (USA)
7	.	Wright Medical Technology Canada Ltd. (Canada)
8	.	Wright Medical Japan, K.K. (Japan)
9	.	2Hip Holdings SAS (France)
10	.	Wright Medical Europe SAS (France)
11	.	Wright Medical Europe Manufacturing SA (France)
12	.	Wright Medical France SAS (France)
13	.	Wright Medical Europe Trading SNC (France)
14	.	Wright Medical Italy Srl (Italy)
15	.	Wright Medical UK Limited (UK)
16	.	Wright Medical Instruments Limited (UK)
17	.	Wright Medical Deutschland GmbH (Germany)
18	.	Wright Medical Belgium NV (Belgium)
19	.	Wright Medical Netherlands, B.V. (Netherlands)
20	.	Wright Medical EMEA, B.V. (Netherlands)
21	.	Wright Medical Europe, C.V. (Netherlands)
22	.	Wright Instruments, B.V. (Netherlands)
23	.	INBONE Technologies, Inc. (USA)
24	.	Wright Medical Australia Pty Ltd. (Australia)
25	.	Wright Medical Costa Rica S.A. (Costa Rica)
26	.	Wright Medical Brasil Importadora Ltda (Brazil)

Schedule 3

[Reserved]

Schedule 5

Persons Subject to Lock-Ups

Robert J. Palmisano
Julie Andrews
Lance A. Berry
Timothy E. Davis, Jr.
Daniel Garen
William L. Griffin, Jr.
James A. Lightman
Edward A. Steiger
Eric A. Stookey
Julie D. Tracy
Jennifer S. Walker
Gary D. Blackford
Martin J. Emerson
Lawrence W. Hamilton
Ronald K. Labrum
John L. Miclot
Amy S. Paul
Robert J. Quillinan
David D. Stevens

Annex B

a. Time of Sale Information

Term sheet containing the terms of the Securities, substantially in the form of Annex C.

Annex C

PRICING TERM SHEET
Dated August 22, 2012

Wright Medical Group, Inc.
2.00% Cash Convertible Senior Notes due 2017

The information in this pricing term sheet supplements Wright Medical Group, Inc.'s preliminary offering memorandum, dated August 22, 2012 (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum. All references to dollar amounts are references to U.S. dollars.

Issuer:	Wright Medical Group, Inc. (“Wright”)
Ticker / Exchange:	WMGI / The NASDAQ Global Select Market (“NASDAQ”)
Title of Securities:	2.00% Cash Convertible Senior Notes due 2017 (the “Notes”)
Aggregate Principal Amount of Notes Offered:	$260,000,000
Offering Price:	The Notes will be issued at a price of 100% of their principal amount, plus accrued interest, if any, from August 31, 2012.
Over-allotment Option:	$40,000,000 aggregate principal amount of Notes
Interest Rate:	The Notes will bear interest at a rate equal to 2.00% per annum from August 31, 2012.
Interest Payment Dates:	February 15 and August 15 of each year, beginning on February 15, 2013
Maturity Date:	August 15, 2017, unless earlier repurchased or converted
NASDAQ Last Reported Sale Price of Wright Common Stock on August 22, 2012:	$19.95 per share
Conversion Premium:	Approximately 27.50% above the NASDAQ Last Reported Sale Price of Wright Common Stock on August 22, 2012
Initial Conversion Price:	Approximately $25.44 per share of Wright common stock
Initial Conversion Rate:	39.3140 shares of Wright common stock per $1,000 principal amount of Notes
Settlement:	Conversions will be settled solely in cash.
Trade Date:	August 23, 2012
Settlement Date:	August 31, 2012
Sole Book-Running Manager:	J.P. Morgan Securities LLC
Co-Managers:	SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.
CUSIP Number:	98235TAB3
ISIN:	US98235TAB35

Cash Convertible Note Hedge and Warrant Transactions:
In connection with the pricing of the Notes, Wright entered into cash convertible note hedge transactions with certain financial institutions and/or their affiliates (the “option counterparties”). Wright also entered into warrant transactions with the option counterparties. The cash convertible note hedge transactions are expected to reduce Wright's exposure to potential cash payments in excess of the principal amount of converted notes that Wright may be required to make upon conversion of the notes. The warrant transactions will separately have a dilutive effect to the extent that the market value per share of Wright's common stock exceeds the applicable strike price of the warrants. If the initial purchasers of the Notes exercise their over-allotment option, Wright may sell additional warrants and use a portion of the proceeds from the sale of the additional Notes, together with the proceeds from the sale of the additional warrants, to enter into additional cash convertible note hedge transactions. See “Description of cash convertible note hedge and warrant transactions” in the Preliminary Offering Memorandum.

Use of Proceeds:
The net proceeds of the offering are estimated to be approximately $251.2 million (or $289.3 million if the initial purchasers of the Notes exercise their over-allotment option in full), after deducting fees and estimated offering expenses payable by Wright. Wright intends to use approximately $18.72 million of the net proceeds from the offering to pay the cost of the cash convertible note hedge transactions (after such cost is partially offset by the proceeds to Wright from the sale of the warrant transactions). Wright intends to use approximately $130 million of the net proceeds from the offering to repay the outstanding term loan under its senior credit facility, up to $29.1 million of the net proceeds from the offering to fund any repurchases Wright is able to make of its outstanding convertible senior notes due 2014 and the remainder of the net proceeds from the offering for general corporate purposes, including possible acquisitions. See “Use of proceeds” in the Preliminary Offering Memorandum.

Stabilization Activities:
The activities referred to in the Preliminary Offering Memorandum under “Plan of distribution-Price stabilization and short positions; repurchase of common stock” could have the effect of raising or maintaining the market price of the Notes or Wright's common stock above levels that would otherwise have prevailed, or preventing or retarding a decline in the market price of the Notes or Wright's common stock.

Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change:
The table below sets forth the amount, if any, by which the conversion rate per $1,000 principal amount of Notes will be increased upon conversion of such Notes into cash in connection with a “make-whole fundamental change” as described in the Preliminary Offering Memorandum for each stock price and effective date set forth below.

Stock Price
Effective date	$19.95	$22.00	$25.00	$30.00	$35.00	$40.00	$45.00	$50.00	$60.00	$70.00	$80.00
August 31, 2012	10.8113	9.0461	6.6894	4.2702	2.8805	2.0294	1.4787	1.1052	0.6488	0.3929	0.2370
August 15, 2013	10.8113	8.9297	6.4339	3.9386	2.5611	1.7515	1.2476	0.9171	0.5272	0.3149	0.1870
August 15, 2014	10.8113	8.6722	6.0166	3.4578	2.1261	1.3915	0.9611	0.6929	0.3916	0.2324	0.1364
August 15, 2015	10.8113	8.1487	5.3064	2.7292	1.5210	0.9281	0.6169	0.4390	0.2511	0.1515	0.0886
August 15, 2016	10.8113	7.2848	4.1412	1.6349	0.7258	0.3961	0.2631	0.1968	0.1240	0.0781	0.0452
August 15, 2017	10.8113	6.1405	0.6860	—	—	—	—	—	—	—	—

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•
if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the amount of the conversion rate increase will be determined by a straight-line interpolation between the amount of the conversion rate increase set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•
if the stock price is greater than $80.00 per share (subject to adjustment in the same manner as the conversion rate as set forth under “Description of notes-Conversion rights-Conversion rate adjustments” in the Preliminary

Offering Memorandum), no adjustment to the conversion rate will be made; and

•
if the stock price is less than $19.95 per share (subject to adjustment in the same manner as the conversion rate as set forth under “Description of notes-Conversion rights-Conversion rate adjustments” in the Preliminary Offering Memorandum), no adjustment to the conversion rate will be made.

Notwithstanding the foregoing, in no event will the conversion rate exceed 50.1253 per $1,000 principal amount of Notes, subject to adjustment in the same manner as the conversion rate as set forth under “Description of notes-Conversion rights-Conversion rate adjustments” in the Preliminary Offering Memorandum.

General

This communication is intended for the sole use of the person to whom it is provided by the sender.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any state in which such solicitation or sale would be unlawful prior to registration or qualification of these securities under the laws of any such state.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Accordingly, the Notes are being offered and sold only to “qualified institutional buyers” as defined in Rule 144A promulgated under the Securities Act. The Notes are not transferable except in accordance with the restrictions described under “Transfer restrictions” in the Preliminary Offering Memorandum.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Annex D

FORM OF LOCK-UP AGREEMENT

August 22, 2012

J.P. Morgan Securities LLC
383 Madison Avenue
New York, NY 10179

Re:    Wright Medical Group, Inc. - Rule 144A Offering
Ladies and Gentlemen:
The undersigned understands that you, as Representative of the several Initial Purchasers propose to enter into a Purchase Agreement (the “Purchase Agreement”) with Wright Medical Group, Inc., a Delaware corporation (the “Company”), providing for the purchase and resale (the “Placement”) by the several Initial Purchasers named in Schedule 1 to the Purchase Agreement (the “Initial Purchasers”), of 2.00% Cash Convertible Senior Notes due 2017, of the Company (the “Securities”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.
In consideration of the Initial Purchasers' agreement to purchase and make the Placement of the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of J.P. Morgan Securities LLC on behalf of the Initial Purchasers, the undersigned will not, during the period commencing on the date hereof and ending 60 days after the date of the offering memorandum relating to the Placement (the “Offering Memorandum”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, $0.01 per share par value, of the Company (the “Common Stock”) or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing restrictions shall not apply to (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the date of the Placement, provided that it shall be a precondition to any such transaction that no filing or other public announcement by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions (other than a filing on a Form 5 made after the expiration of the 60 day period referred to above), (b) any transfer of any shares of Common Stock or other securities convertible into Common Stock made as a bona fide gift or gifts, provided that any such transfer does not involve a disposition for value, provided, further that any donee agrees to be bound in writing by the restrictions set forth herein and provided, further that if the donor is a reporting person subject to Section 16(a) of the Exchange Act, any gifts or transfers made in accordance with this clause (b) shall not require such person to, and such person shall not voluntarily, file a report of such transaction on Form 4 under the Exchange Act (c) to any trust or other estate planning vehicle for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that any such transfer does not involve a disposition for value, provided, further that any transferee agrees to be bound in writing by the restrictions set forth herein and provided, further that if the transferor is a reporting person subject to Section 16(a) of the Exchange Act, any transfers made in accordance with this clause (c) shall not require such person to, and such person shall not voluntarily, file a report of such transaction on Form 4 under the Exchange Act, (d) transfers by will, other testamentary document or intestate succession to the legal representative, heir beneficiary or member of the immediate family of the executive officer or director, (e) to the extent necessary, any sale of shares of Common Stock solely to permit the undersigned to pay to the Company the tax withholding obligation due upon the vesting of any award granted under a Company equity incentive plan in effect on the date hereof or (f) transfers or sales of Common Stock pursuant to any contract, instruction or plan complying with Rule 10b5-1 of the Regulations of the Securities Exchange Act of 1934, as amended, that has been entered into by the undersigned prior to the date of this Letter Agreement provided that in the event of any transfer pursuant to clauses (b), (c) or (d), the transferee shall enter into a lock-up agreement substantially in the form of this Letter Agreement covering the remainder of the 60-day period referred to herein. In addition, the undersigned agrees that, without the prior written consent of the Representative on behalf of the Initial Purchasers, it will not, during the period commencing on the date hereof and ending 60 days after the date of the Prospectus make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the undersigned's shares of Common Stock except in compliance with the foregoing restrictions.
For purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption not more remote than first cousin.
The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.
The undersigned understands that, if the Purchase Agreement does not become effective, or if the Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released form all obligations under this Letter Agreement. The undersigned understands that the Initial Purchasers are entering into the Purchase Agreement and proceeding with the Placement in reliance upon this Letter Agreement.
This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.
Very truly yours,

By: _______________________
Name:
Title: